                                 UNITED STATES
                        SECURITIES & EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                                 FORM 12b-25

                                                       SEC FILE NUMBER: 33-19758

                                                       CUSIP NUMBER: 311871-10-7

                          NOTIFICATION OF LATE FILING
                                  (Check One):

[x] Form 10-K and Form 10-KSB [ ] Form 20-F [ ] Form 11-K [ ] Form 10-Q and Form 10-QSB [ ] Form N-SAR

For Period Ended:                 APRIL 30, 1998
                                  --------------

                          [   ]   Transition Report of Form 10-K
                          [   ]   Transition Report on Form 20-F
                          [   ]   Transition Report on Form 11-K
                          [   ]   Transition Report on Form 10-Q
                          [   ]   Transition Report on Form N-SAR
                          For the Transition Period Ended:



 Read Attached Instruction Sheet Before Preparing Form.  Please Print or Type.

  Nothing in this form shall be construed to imply that the Commission has verified any information contained herein

 If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates

                                      N/A

PART I - REGISTRANT INFORMATION

Full Name of Registrant:                                   FASTCOMM COMMUNICATIONS CORPORATION
                                                           -----------------------------------

Former Name If Applicable:                                 N/A
                                                           ---

Address of Principal Executive Office (Street and Number): 45472 HOLIDAY DRIVE
                                                           -------------------

City, State and Zip Code:                                  STERLING, VIRGINIA 20166
                                                           ------------------------

PART II - RULES 12b-15 (b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate).

[x]      (a)     The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[x]      (b)     The subject annual report or semi-annual report, transition report on Form 10-K or portion thereon will be filed on or before the fifteenth calendar day following the prescribed due date;

[ ]      (c)     The accountant's statement or other exhibit required by Rule
                 12b-25(c) has been attached if applicable

PART III - NARRATIVE

State below in reasonable detail the reasons why Form 10-K could not be filed within the prescribed time period

The Company's independent auditor was unable to issue its audit report in a timely fashion because the auditor had to be re-appointed by the bankruptcy court that has jurisdiction over the Company.

PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

                       Mark H. Rafferty        (703)             318-7750
-------------------------------------------------------------------------
                          (Name)             (Area Code)      (Telephone No.)

(2) Have all other periodic reports required under section 13 or 15(d) of the Securities Exchange Act of 1934 or section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

                                        [ X ] Yes        [   ] No



(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earning statements to be included in the subject report or portion thereof?

                                        [ X ] Yes        [   ] No

If so: attach an explanation of the anticipated change, both narratively and quantitatively, and if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                      FASTCOMM COMMUNICATIONS CORPORATION
                -----------------------------------------

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.


Date:    July 29, 1998                   By:  /s/ Mark H. Rafferty
       -------------------------            -----------------------
                                              Mark H.  Rafferty
                                              Vice President &
                                              Chief Financial Officer